EXHIBIT 10.1

LOAN AGREEMENT

THIS AGREEMENT dated as of December 30, 2011 is between Ivanhoe Energy Inc.  (the “Borrower”) and Ivanhoe Capital Finance Ltd. (the “Lender”)

WHEREAS the Borrower wishes to obtain a bridge loan (the “Loan”) from the Lender in the amount of Ten Million Dollars ($10,000,000);

AND WHEREAS the Borrower intends to use the proceeds of the Loan to fund general corporate purposes.

NOW THEREFORE this Agreement witnesses that in consideration of the mutual promises, covenants and agreements herein contained, the parties hereby covenant and agree as follows:

PART 1
DEFINITIONS

1.1           As used herein, the following terms shall have the meanings set forth below:

“Advance Date” means January 3, 2012.

“Applicable Rate” means an annual rate of interest equal to ten percent (10%), calculated monthly not in advance.

“Borrower” means Ivanhoe Energy Inc., a corporation incorporated under the laws of the Yukon.

“Business Day” means each day other than a Saturday, a Sunday or a statutory holiday in British Columbia.

“Event of Default” means: (i) failure of the Borrower to make any principal or interest payment when due; (ii) the breach of any covenant contained herein and, if such breach is curable, the expiration of a 30-day period following such breach during which the same is not cured; or (c) the commencement by the Borrower of a voluntary proceeding under applicable bankruptcy or insolvency legislation (“Bankruptcy Laws”) or the commencement by any person or entity of involuntary proceedings under Bankruptcy Laws against the Borrower that are not dismissed within sixty (60) days after commencement thereof, or a receiver or administrator is appointed for or takes charge of all or substantially all of the property of the Borrower, or the Borrower commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower, or the Borrower is adjudicated insolvent or bankrupt, or any order or relief or other order approving any such case or proceeding is entered, or the Borrower makes a general assignment for the benefit of creditors, or any corporate action is taken by the borrower for the purpose of effecting any of the foregoing.

“Governmental Agency” means any applicable national, local, central, federal, provincial, state, municipal or county government or regional agency and includes any branch, ministry, department, commission, bureau, board, administrative or other authority or regulatory body or instrumentality thereof.

“Indebtedness” means, at the time of determination, the outstanding Principal Balance, all accrued and unpaid interest thereon and all other amounts owed to the Lender by the Borrower hereunder.

“Lender” means Ivanhoe Capital Finance Ltd., a company incorporating under the laws of Hong Kong.

“Maturity Date” means: (a) the earliest to occur of the following dates: (i) the date that is one hundred and eighty (180) days following the Advance Date; or (ii) the date that is thirty (30) days following the date on which a Sunwing Asset Sale is consummated; or (iii) the date that is thirty (30) days following the date on which the Borrower obtains a loan or loans from one or more third parties in an aggregate amount equal to the amount securing the Sunwing Performance Bond; or (b) such later date as is agreed to in writing by the parties hereto.

“Principal Balance” means the outstanding principal amount of the Loan, from time to time.

“Sunwing Assets” means the consolidated assets of the Borrower’s wholly-owned subsidiary, Sunwing Holding Corporation.

“Sunwing Asset Sale” means any disposition by the Borrower of any Sunwing Assets for consideration that includes cash in an amount at least equal to the Indebtedness, determined as of the date that is thirty (30) days following the date on which such disposition is consummated.

“Sunwing Performance Bond” means a performance bond or equivalent instrument in the amount of $20,000,000 securing the performance by the Borrower’s indirect wholly-owned subsidiary, Sunwing Zitong Energy Ltd., of its obligations under the Contract for Exploration, Development and Production in Zitong Block, Sichuan Basin of the People’s Republic of China dated 19 September, 2002 between China National Petroleum Corporation and Sunwing Zitong Energy Ltd., as amended and supplemented by the Supplementary Agreement for Petroleum Contract for Zitong Block, Sichuan Oilfield of the Peoples Republic of China dated 23 December 2011.

PART 2
LOAN

2.1           Subject to and upon the terms and conditions herein set forth, upon the Borrower’s execution and delivery of this Agreement and the Note (as defined herein), the Lender will, on the Advance Date, advance the Loan to the Borrower.

2.2           The Borrower's obligation to pay the Principal Balance of, and interest on, the Loan shall be evidenced by a promissory note in the form attached hereto as Exhibit “A” (the “Note”).

PART 3
REPAYMENT

3.1           All Indebtedness outstanding hereunder shall be repayable in full by the Borrower to the Lender on the Maturity Date.

3.2           The Borrower shall have the right, at its option, to prepay all or a portion of the Loan and accrued and unpaid interest without bonus or penalty prior to the Maturity Date in the manner provided for in Section 3.3. Any such prepayment will be made in integral multiples of not less than $100,000.

3.3           Notice of prepayment shall be given to the Lender not less than ten (10) days prior to the date fixed for prepayment in the manner provided in Section 3.2.  Each such notice shall specify the sum to be prepaid, the date fixed for prepayment and the places of payment and shall state that interest upon the sum to be prepaid shall cease to be payable from and after the prepayment date.

PART 4
INTEREST

4.1           All Indebtedness outstanding hereunder from time to time shall bear interest from and including the Advance Date, and both before and after demand, default and judgment, at the Applicable Rate.  The amounts received with respect to any prepayments pursuant to Section 3.2 shall first be applied by the Lender to accrued and unpaid interest, and the remainder to the Principal Balance.

PART 5
FACILITY FEES

5.1           The Borrow will pay to the Lender, on the Advance Date, a one-time facility fee of $500,000.

PART 6
EVENTS OF DEFAULT

6.1           In addition to the other rights and remedies contained herein, upon the occurrence and during the continuance of an Event of Default, the Lender may, by notice given in accordance herewith to the Borrower, declare the Principal Balance and all accrued and unpaid interest thereon to be forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in the Note to the contrary notwithstanding.

6.2           The rights and remedies of the Lender are cumulative and are in addition to and not in substitution for any rights or remedies provided by law; any single partial exercise by the Lender of any right or remedy for a default or a breach of any term, covenant, condition or agreement contained herein or in the Note, shall not be deemed to be a waiver of or to alter, affect or prejudice any other right or remedy or other rights or remedies to which the Lender may be lawfully entitled for the same default or breach.

6.3           The taking of a judgment or judgments or any other action or dealing whatsoever by the Lender will not operate as a merger of any of the obligations owing to the Lender or in any suspended payment or affect or prejudice the rights, remedies and powers, legal or equitable, which the Lender may have in connection with such obligations.

PART 7
DEDUCTION OR WITHHOLDING REQUIREMENTS

7.1           If the Borrower is required to deduct or withhold taxes from a payment to the Lender, it will:

(a)	make those deductions or withholdings or both;

(b)	pay to the appropriate Governmental Agency the full amount deducted or withheld as required by the relevant law;

(c)	provide the Lender a receipt for each payment provided for in subsection (b); and

(d)	increase its payment to the Lender to an amount which will result in the Lender receiving the full amount which would have been received if no deduction or withholding had been required.

PART 8
MISCELLANEOUS

8.1           All payments made by a party to the other party pursuant to this Agreement shall be made in United States dollars, that at the time of payment is legal tender for the payment of public and private debts by transfer of immediately available funds into an account of the payee designated by the payee in writing to the payor at least two (2) Business Days before the payor makes such payment.

8.2           All notices and other communications given or made in connection herewith shall be in writing and sent by certified or registered mail, return receipt requested, or by overnight delivery service, with all charges prepaid, to the applicable party at the addresses set out below, or by facsimile transmission (including, without limitation, computer generated facsimile), promptly confirmed in writing sent by first class mail to the facsimile numbers and addresses set out below:

If to the Lender:	8th Floor, Gloucester Tower,
The Landmark, 15 Queen’s Road Central,
Hong Kong

Attention: Phil Evans Facsimile: +65 6622 8680

If to the Borrower:	Suite 654 – 999 Canada Place
Vancouver, British Columbia
V6C 3E1

Attention: Beverly Bartlett Facsimile: 1.604.682.2060

8.3           The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  The word “dollar” or the symbol “$” shall be deemed to mean the currency of the United States of America.

8.4           This Agreement shall be governed by and construed in accordance with the laws of British Columbia.

8.5           This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

8.6           This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.  Neither party may assign any of the benefits under this Agreement hereunder without the consent of the other party.

8.7           Time shall be of the essence of this Agreement.

8.8           In the event that any of the provisions of this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

8.9           The parties shall do, or cause to be done, all such further acts and things and shall execute, or cause to be executed, all such further deeds, documents and instruments as may be reasonably necessary for the purpose of giving full effect to the transaction contemplated by this Agreement.

8.10           This Agreement represents the entire agreement and understanding of the parties with respect to the transactions set forth herein and no representations or warranties have been made in connection with this Agreement other than those expressly set forth herein.  No prior drafts of or term sheets relating to this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action or suit involving this Agreement.

[Signatures follow]

IN WITNESS WHEREOF the undersigned have executed this Agreement as of the date first written above.

BORROWER:

IVANHOE ENERGY INC.

By:	/s/ Beverly A. Bartlett
Name: Beverly A. Bartlett
Title: Vice President & Corporate Secretary

LENDER:

IVANHOE CAPITAL FINANCE LTD.

By:	/s/ P. Schattenkirk
Name: P. Schattenkirk
Title: Vice President

EXHIBIT “A”

NOTE

US$10,000,000	December ____, 2011

FOR VALUE RECEIVED, IVANHOE ENERGY INC., a company incorporated under the laws of the Yukon (hereinafter called the “Borrower”) unconditionally promises to pay to the order of IVANHOE CAPITAL FINANCE LTD. (hereinafter called the “Lender”), on or before the Maturity Date (as defined in the Loan Agreement described below) at the Lender's principal office or such other address as may be designated from time to time by Lender, the lesser of Ten Million Dollars ($10,000,000) or the Principal Balance, and to pay interest on such unpaid Principal Balance, the payment of such principal and interest to be in accordance with the Loan Agreement. All such principal and interest shall be payable in immediately available funds in lawful currency of the United States of America.

The term “Principal Balance” shall mean the outstanding principal balance of this Note, as reduced from time to time in accordance herewith and with the Loan Agreement. Interest will accrue on the Principal Balance at the Applicable Rate (as defined in the Loan Agreement).

Unless otherwise required by the Loan Agreement, in the event that any date for payment of interest or principal hereunder is not a Business Day, such payment shall be due on the next succeeding day which is a Business Day and interest shall accrue for such extension of time.

This Note is the Note referred to in, and is entitled to the benefits of, the Loan Agreement dated December 30, 2011 (herein called the “Loan Agreement”) between the Borrower and the Lender, which Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events.

No course of dealing between the Borrower and the holder hereof or any delay on the part of the holder hereof in exercising any rights hereunder shall operate as a waiver of any rights of any holder hereof.  Capitalized terms used and not defined herein shall have the meanings given to them in the Loan Agreement.  All the covenants, stipulations, promises and agreements in this Note contained by or on behalf of the Borrower shall bind any successor and assigns, whether permitted or not and whether so expressed or not.  This Note shall be construed in accordance with and governed by the laws of British Columbia.

BORROWER:

IVANHOE ENERGY INC.

By:
Name:
Title: